Exhibit j(2)

                     [LETTERHEAD OF DECHERT PRICE & RHOADS]

November 1, 2000

VIA EDGAR

Pilgrim Investment Funds, Inc.
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Re:  Pilgrim Investment Funds, Inc.
     (File Nos. 2-34552 and 811-1939)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 47 to the Registration Statement of Pilgrim Investment Funds, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert, Price & Rhoads

Dechert, Price & Rhoads